Exhibit 99.1

OppFi Amends $75 Million Credit Facility with Atalaya Capital

Management to Support Expansion of OppFi Card

OppFi recently launched its first-ever credit card designed to enable the company to serve a segment of the large non-prime credit card market

CHICAGO, October 19, 2021 — OppFi Inc. (NYSE: OPFI) (“OppFi”), a leading financial technology platform that powers banks to help everyday consumers gain access to credit, announced today that it has amended its existing $75 million credit facility with Atalaya Capital Management to support the growth of the newly launched OppFi Card, issued by First Electronic Bank, Member FDIC. OppFi recently launched OppFi Card, its first-ever credit card designed to enable the company to serve a segment of the $21 billion non-prime credit card market.1

“This expanded relationship with Atalaya Capital Management and OppFi Card is an important next step as we work to further grow OppFi into the broader consumer market and signals our commitment to expand financial services to the millions of everyday consumers who are locked out of mainstream options,” said Jared Kaplan, Chief Executive Officer, OppFi. “With OppFi Card, consumers will have the opportunity to access new revolving credit options that could help build better financial health.”

“Atalaya is excited to expand our relationship with OppFi in their mission to help everyday consumers build a better financial path. The launch of OppFi Card will allow OppFi to continue to service consumers who are currently underserved by traditional credit channels,” said Justin Burns, Managing Director, Atalaya Capital Management LP.

OppFi Card provides consumers with a new, mobile-first option to access credit, featuring Mastercard as the exclusive card network and Deserve’s technology platform. OppFi Card is designed to provide an opportunity for millions of everyday consumers to build credit history through this new revolving credit option.

With the card’s instant issuance, a key differentiator, OppFi Card users, upon approval, can access the mobile app with their card information almost immediately to begin making purchases online, in-app, and at point of sale. This mobile-first experience opens the door to payments technology – like mobile wallets – and broadens access to digital financial solutions for more consumers.

“The OppFi card is a much-needed product designed to provide a high-quality, safe, and transparent solution for a large underserved market,” said Elizabeth Simer, General Manager, Credit Card, OppFi. “We believe the OppFi Card will help meet the evolving credit needs of everyday consumers through a seamless digital experience.”

[1]

U.S. Census Bureau and Experian – Based on adult population of U.S. (~255mm) multiplied by population within 580-669 credit band (~18%) multiplied by ~30% approval rate of target population (~46mm) qualified to receive credit card with $1,500 credit limit.

For more information regarding the OppFi Card, please visit oppficard.com.

About OppFi

OppFi (NYSE: OPFI) is a leading financial technology platform that powers banks to offer accessible products and a top-rated experience to everyday consumers. OppFi’s platform facilitates the installment loan products, OppLoans and SalaryTap, and the credit card product, OppFi Card. The company has been an Inc. 5000 company for six straight years, a two-time Deloitte’s Technology Fast 500™, and the seventh fastest-growing company in Chicagoland in 2021 by Crain’s Chicago Business. The company was also listed on the Forbes America 2021 list of America’s Best Startup Employers and Built In’s 2021 Best Places to Work in Chicago. OppFi maintains an A+ rating from the Better Business Bureau (BBB) and maintains a 4.8/5 star rating with more than 14,000 online customer reviews, making it one of the top customer-rated financial platforms online. For more information, please visit oppfi.com.

About Atalaya Capital Management

Atalaya Capital Management is a privately held, SEC-registered, alternative investment advisory firm. Atalaya primarily focuses on making private credit and special opportunities investments in three principal asset classes – specialty finance, real estate and corporate. Founded in 2006, Atalaya is headquartered in New York City and has approximately $6 billion in assets under management. For more information visit https://www.atalayacap.com/.

About First Electronic Bank

First Electronic Bank is an FDIC-insured, state-chartered industrial bank headquartered in Salt Lake City, Utah, Member FDIC. First Electronic Bank believes in building a financial services industry that is inclusive and effective for the diverse range of consumers, businesses, and partners that rely on it. Learn more at https://firstelectronic.bank/.

Forward-Looking Statements

This information includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. OppFi’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results. Most of these factors are outside OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impact of COVID-19 on OppFi’s business; the impact of stimulus or other government programs; the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; costs related to the business combination; changes in applicable laws or regulations; the possibility that OppFi may be adversely affected by economic, business, and/or competitive factors; whether OppFi will be successful in launching OppFi Card and SalaryTap, including whether there will be consumer or market acceptance of OppFi Card and SalaryTap; and other risks and uncertainties indicated from time to time in OppFi’s filings with the SEC, including those under “Risk Factors” therein. OppFi cautions that the foregoing list of factors is not exclusive and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OppFi does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Media Contact

Wendy Serafin, SVP of Communications, OppFi

Media Relations: media@oppfi.com

Investor Relations: investors@oppfi.com

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